AGREEMENT AND PLAN OF MERGER

by and among

CHARIOT ACQUISITION HOLDING LLC,

CHARIOT ACQUISITION SUB INC.

and

INTERPOOL, INC.

_________________

Dated as of April 20, 2007

EXHIBITS

Exhibit A      --      Certificate of Incorporation

Disclosure Letters

Company Disclosure Letter
Parent Disclosure Letter

INDEX OF DEFINED TERMS

Adverse Recommendation Change	Section 5.4(d)(iii)
Affiliate	Section 8.1(a)
Agreement	Preamble
Business Day	Section 8.1(b)
CAI	Section 3.7
Certificate of Merger	Section 1.3
Certificates	Section 2.1(c)(ii)
Closing	Section 1.2
Closing Date	Section 1.2
COBRA	Section 3.18(f)
Code	Section 2.2(e)
Commitment Letter	Section 4.7
Common Stock	Recitals
Company	Preamble
Company Assets	Section 3.9(b)
Company Benefit Plans	Section 3.18(a)
Company Board Recommendation	Section 3.3
Company Contracts	Section 3.9(c)
Company Disclosure Letter	ARTICLE III
Company Financial Advisor	Section 3.29
Company Material Adverse Effect	Section 8.1(c)
Company Organizational Documents	Section 3.5
Company Permits	Section 3.24(a)
Company Proxy Statement	Section 3.8(b)
Company SEC Reports	Section 3.12
Company Stock Award	Section 2.3(a)
Company Stock Award Plans	Section 3.10(c)
Company Stockholders Meeting	Section 3.8(b)
Confidentiality Agreement	Section 5.3(b)
Continuation Period	Section 5.8(a)
Contracts	Section 8.1(d)
Covered Proposal	Section 8.1(e)
Debentures	Section 5.20
Debt Financing	Section 4.7
DGCL	Section 1.1
Dissenting Shares	Section 2.4(a)
Effective Time	Section 1.3
Employees	Section 5.8
Environmental Costs	Section 3.21(b)(ii)
Environmental Laws	Section 3.21(a)(ii)
Environmental Matters	Section 3.21(a)(i)
Equity Fund	Section 4.7
Equity Funding	Section 4.7
Equity Funding Letter	Section 4.7
ERISA	Section 3.18(a)
Exchange Act	Section 3.8(b)
Excluded Shares	Section 2.1(b)
Expenses	Section 5.14
Financing	Section 4.7
Foreign Competition Laws	Section 3.8(e)
GAAP	Section 3.13(a)(ii)
Governmental Entity	Section 3.8
Hazardous Substances	Section 8.1(f)
HSR Act	Section 3.8(d)
Indemnified Parties	Section 5.9(a)
Indentures	Section 5.20
Intellectual Property	Section 3.22
IRS	Section 3.18(b)
Knowledge	Section 8.1(g)
Laws	Section 8.1(h)
Legal Actions	Section 3.16
Lenders	Section 4.7
Liabilities	Section 3.14
Licensed Intellectual Property	Section 3.22
Liens	Section 8.1(i)
Material Contracts	Section 3.17
Maximum Premium	Section 5.9(c)
Merger	Recitals
Merger Consideration	Section 2.1(c)(i)
Merger Sub	Preamble
New Plans	Section 5.8(c)
Noteholders	Section 5.19(c)
Notes Consents	Section 5.19(b)
Notes Offer to Purchase	Section 5.19(a)
Notes Tender Offer	Section 5.19(a)
Notes Tender Offer Documents	Section 5.19(c)
Notice of Superior Proposal	Section 5.4(d)(iii)
NYSE	Section 8.1(j)
Old Plans	Section 5.8(c)
Orders	Section 8.1(k)
Outside Date	Section 7.2(a)
Owned Intellectual Property	Section 3.22
Parent	Preamble
Parent Assets	Section 4.5(b)
Parent Contracts	Section 4.5(c)
Parent Disclosure Letter	ARTICLE IV
Parent Material Adverse Effect	Section 8.1(l)
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(b)
Permits	Section 3.24(a)
Person	Section 8.1(m)
Post-Signing Returns	Section 5.16(a)
Preferred Stock	Section 3.10(a)
Principal Stockholders	Recitals
Proposed Amendments	Section 5.19(d)
Real Property Leases	Section 3.23(b)
Related Party Transactions	Section 3.27
Representatives	Section 8.1(n)
Requisite Company Vote	Section 8.1(o)
SEC	Section 3.8(b)
Securities Act	Section 3.12
Senior Notes	Section 5.19(a)
Special Committee	Recitals
Special Committee Financial Advisor	Recitals
Special Committee Recommendation	Recitals
Stock Award Consideration	Section 2.3(a)
Subsidiary	Section 8.1(p)
Superior Proposal	Section 8.1(q)
Supplemental Indenture	Section 5.19(d)
Surviving Bylaws	Section 1.6
Surviving Charter	Section 1.5
Surviving Corporation	Section 1.1
Takeover Proposal	Section 8.1(r)
Tax Returns	Section 8.1(s)
Tax Sharing Agreement	Section 8.1(t)
Taxes	Section 8.1(u)
Termination Fee	Section 7.6(b)
Voting Agreement	Recitals
Warrant	Section 2.3(b)
Warrant Consideration	Section 2.3(b)

AGREEMENT AND PLAN OF MERGER

           AGREEMENT AND PLAN OF MERGER, dated as of April 20, 2007 (this “Agreement”), by and among CHARIOT ACQUISITION HOLDING LLC, a Delaware limited liability company (“Parent”), CHARIOT ACQUISITION SUB INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and INTERPOOL, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement have the respective meanings specified in Section 8.1.

RECITALS

           WHEREAS, a Special Committee of the Board of Directors of the Company, duly authorized and constituted and comprised solely of directors of the Company who are not employees of the Company or Affiliates of the Principal Stockholders (as defined below) (the “Special Committee”), after receiving the written opinion of The Blackstone Group, the financial advisor to the Special Committee (the “Special Committee Financial Advisor”), at a meeting thereof duly called and held, (i) approved and declared advisable the merger of Merger Sub with and into the Company on the terms and subject to the conditions of this Agreement (the “Merger”), this Agreement and the transactions contemplated by this Agreement, (ii) declared that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement and (iii) recommended to the Board of Directors of the Company to approve and adopt the Merger and this Agreement (the “Special Committee Recommendation”);

           WHEREAS, the Board of Directors of the Company, based in part on the recommendation of the Special Committee, at a meeting thereof duly called and held, (i) approved and declared advisable the Merger, this Agreement and the transactions contemplated by this Agreement, (ii) declared that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) directing that adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommending to the stockholders of the Company that they adopt this Agreement;

           WHEREAS, the board of directors of Merger Sub has unanimously approved and declared advisable, and the board of directors of Parent has approved, this Agreement and the Merger on the terms and subject to the conditions set forth in this Agreement;

           WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, certain stockholders of the Company (the “Principal Stockholders”) are entering into a voting agreement with Parent (the “Voting Agreement”) pursuant to which, among other things, those stockholders have agreed, subject to the terms thereof, to (a) vote their shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) in favor of adoption of this Agreement, (b) take other actions in furtherance of the transactions contemplated by this Agreement and (c) not vote their shares of Common Stock in favor of certain transactions other than the Merger and the other transactions contemplated by this Agreement; and

           Accordingly, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

The Merger

           Section 1.1       The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (a) Merger Sub shall be merged with and into the Company and (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).

           Section 1.2      Closing.  Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, at 10:00 a.m. (local time) on the third Business Day after the day on which the last of those conditions (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) is satisfied or waived in accordance with this Agreement or (b) at such other place and time or on such other date as Parent and the Company may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

           Section 1.3      Effective Time.  Immediately following the Closing, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, signed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

           Section 1.4      Effects of the Merger.  The Merger shall have the effects set forth in the DGCL, including Section 259 thereof.

           Section 1.5       Certificate of Incorporation.   The certificate of incorporation of the Company shall, at the Effective Time, be amended to read in its entirety as set forth on Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Charter”).

           Section 1.6       Bylaws.   The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the bylaws of the Surviving Corporation (the “Surviving Bylaws”) until amended as provided in the Surviving Charter, the Surviving Bylaws and applicable Laws.

           Section 1.7       Directors. The parties shall take all requisite action so that the directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Laws.

           Section 1.8       Officers.   The officers of the Company immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Laws.

ARTICLE II

Effect of the Merger on Capital Stock

           Section 2.1      Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of capital stock of Merger Sub or the Company:

           (a)      Conversion of Merger Sub Capital Stock.  Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

           (b)      Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Common Stock owned by the Company or any of its wholly-owned Subsidiaries or by Parent or any of its wholly-owned Subsidiaries immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be canceled automatically and shall cease to exist, and no consideration shall be paid for those Excluded Shares.

           (c)      Conversion of Common Stock.

           (i)      Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive $27.10 in cash (subject to any applicable withholding tax), without interest (the “Merger Consideration”).

           (ii)      All shares of Common Stock that have been converted pursuant to Section 2.1(c)(i) shall be canceled automatically and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented those shares (“Certificates”) shall cease to have any rights with respect to those shares, other than the right to receive the Merger Consideration upon surrender of their Certificates in accordance with Section 2.2.

           Section 2.2      Surrender of Certificates.

           (a)      Paying Agent. Prior to the Effective Time, Parent shall (i) select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as the paying agent in the Merger (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent, the terms and conditions of which are satisfactory to the Company in its reasonable discretion.

           (b)      Payment Fund. At or prior to the Effective Time, Parent shall provide funds to the Paying Agent in amounts sufficient for the payment of the aggregate Merger Consideration payable under Section 2.1(c). Such funds provided to the Paying Agent are referred to as the “Payment Fund.”

           (c)      Payment Procedures.

           (i)      Letter of Transmittal. As promptly as practicable (but in no event later than three Business Days) following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a share of Common Stock converted pursuant to Section 2.1(c)(i) the following: (A) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to such holder’s shares shall pass, only upon proper delivery of Certificates to the Paying Agent and (B) instructions for surrendering such Certificates.

           (ii)      Surrender of Certificates. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder of that Certificate shall be entitled to receive, and the Paying Agent shall pay in exchange therefor, the Merger Consideration payable in respect of the number of shares evidenced by that Certificate less any required withholding of Taxes. Any Certificates so surrendered shall be canceled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Certificates.

           (iii)      Unregistered Transferees. If any Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, then the Merger Consideration may be paid to such a transferee so long as (A) the surrendered Certificate is accompanied by all documents required to evidence and effect that transfer and (B) the Person requesting such payment (1) pays any applicable transfer Taxes or (2) establishes to the satisfaction of Parent and the Paying Agent that any such Taxes have already been paid or are not applicable.

           (iv)      No Other Rights. Until surrendered in accordance with this Section 2.2(c), each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration. Any Merger Consideration paid upon the surrender of any Certificate shall be deemed to have been paid in full satisfaction of all rights pertaining to that Certificate and the shares of Common Stock formerly represented by it.

           (d)      No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Common Stock that were outstanding immediately prior to the Effective Time.

           (e)       Required Withholding. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any Merger Consideration payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under (i) the Internal Revenue Code of 1986 (the “Code”), (ii) any applicable state, local or foreign Tax Laws or (iii) any other applicable Laws. To the extent that any amounts are so deducted and withheld, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

           (f)       No Liability. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of Certificates for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Laws.

           (g)       Investment of Payment Fund. The Paying Agent shall invest the Payment Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations of issuers organized under the laws of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $3 billion. Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any amounts in excess of the amounts payable under Section 2.1(c) shall be paid promptly to Parent.

           (h)       Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Certificates one year after the Effective Time shall be delivered by the Paying Agent to Parent upon demand. Thereafter, any holder of Certificates who has not complied with this Article II shall look only to Parent for payment of the applicable Merger Consideration.

           (i)       Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form reasonably required by Parent as indemnity against any claim that may be made against Parent on account of the alleged loss, theft or destruction of such Certificate, the Paying Agent shall pay the Merger Consideration to such Person in exchange for such lost, stolen or destroyed Certificate.

           Section 2.3       Stock Options, Restricted Stock Awards and Warrants.

          (a)       The Company shall take all requisite action so that, as of the Effective Time, each restricted stock award and each option to acquire shares of Common Stock, as applicable (each, a “Company Stock Award”), outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of that Company Stock Award, shall be converted into the right to receive an amount in cash, without interest, equal to the Stock Award Consideration (as defined below) multiplied by the aggregate number of shares of Common Stock in respect of such Company Stock Award, immediately prior to the Effective Time. “Stock Award Consideration” means (i) in the case of an option, the excess, if any, of the Merger Consideration over the per share exercise or purchase price of the applicable Company stock option and (ii) in the case of a restricted stock award, the Merger Consideration in respect of the restricted stock award. The payment of the Stock Award Consideration to the holder of a Company Stock Award shall be reduced by any income or employment Tax withholding required under (A) the Code, (B) any applicable state, local or foreign Tax Laws or (C) any other applicable Laws. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of that Company Stock Award for all purposes under this Agreement. All Company Stock Awards shall be cancelled and all Company Stock Award Plans shall terminate at the Effective Time.

          (b)        The Company shall take all requisite action so that, as of the Effective Time, each warrant to acquire shares of Common Stock (each, a “Warrant”), outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of that Warrant, shall be converted into the right to receive an amount in cash, without interest, equal to the Warrant Consideration (as defined below) multiplied by the aggregate number of shares of Common Stock in respect of such Warrant immediately prior to the Effective Time. “Warrant Consideration” means the excess, if any, of the Merger Consideration over the per share exercise or purchase price of the applicable Warrant. The payment of the Warrant Consideration to the holder of a Warrant shall be reduced by any income or employment Tax withholding required under (i) the Code, (ii) any applicable state, local or foreign Tax Laws or (iii) any other applicable Laws. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of that Warrant for all purposes under this Agreement. All Warrants shall be cancelled at the Effective Time.

          (c)        As promptly as practicable following the execution of this Agreement, the Company shall mail to each holder of Company Stock Awards or Warrants, as the case may be, a letter describing the treatment of and payment for such Company Stock Awards or Warrants pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Options or Warrants. Parent shall at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Options and Warrants pursuant to this Section 2.3.

           Section 2.4      Dissenting Shares.

          (a)        Notwithstanding any provision of this Agreement to the contrary, any shares of Common Stock for which the holder thereof (i) has not voted in favor of the Merger or consented to it in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration in accordance with Section 2.1(c). At the Effective Time, (A) all Dissenting Shares shall be cancelled and cease to exist and (B) the holder or holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL.

          (b)        Notwithstanding the provisions of Section 2.4(a), if any holder of Dissenting Shares effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that holder’s shares (i) shall no longer be deemed to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Merger Consideration upon surrender of the Certificate formerly representing such shares in accordance with Section 2.2.

          (c)        The Company shall give Parent (i) prompt notice of any demands for appraisal of any shares of Common Stock, the withdrawals of such demands, and any other instrument served on the Company under the provisions of Section 262 of the DGCL and (ii) the right to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not offer or agree to make, or make, any payment with respect to any demands for appraisal without the prior written consent of Parent.

ARTICLE III

Representations and Warranties of the Company

           Except as set forth in the disclosure letter (with reference to the section of this Agreement to which the information stated in such disclosure letter relates; provided, that any fact or condition disclosed in any section of such disclosure letter in such a way as to make its relevance to another section of such disclosure letter that relates to a representation or representations made elsewhere in Article III of this Agreement reasonably apparent shall be deemed to be an exception to such representation or representations notwithstanding the omission of a reference or cross reference thereto) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) or as disclosed in the Company SEC Reports, as filed with or furnished to the SEC prior to the date hereof, but excluding any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward-looking in nature and do not clearly describe circumstances existing at the time of filing of the Company SEC Report, the Company represents and warrants to Parent and Merger Sub that:

           Section 3.1      Organization and Power. Each of the Company and its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

           Section 3.2      Foreign Qualifications. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where failure to be so qualified or licensed or in good standing would not have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is in violation of its organizational or governing documents in any material respect.

           Section 3.3      Corporate Authorization. The Company has all necessary corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by the Requisite Company Vote, to consummate the transactions contemplated by this Agreement. The Special Committee has adopted resolutions: (a) approving and declaring advisable the Merger, this Agreement and the transactions contemplated by this Agreement; and (b) declaring that it is in the best interests of the stockholders of the Company (other than the Principal Stockholders) that the Company enters into this Agreement and consummates the Merger on the terms and subject to the conditions set forth in this Agreement. The Board of Directors of the Company, based in part on the Special Committee Recommendation, has adopted resolutions: (i) approving and declaring advisable the Merger, this Agreement and the transactions contemplated by this Agreement; (ii) declaring that it is in the best interests of the stockholders of the Company (other than the Principal Stockholders) that the Company enters into this Agreement and consummates the Merger on the terms and subject to the conditions set forth in this Agreement; (iii) directing that adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company; and (d) recommending to the stockholders of the Company (other than the Principal Stockholders) that they adopt this Agreement (the “Company Board Recommendation”). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the Requisite Company Vote.

           Section 3.4      Enforceability. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

           Section 3.5       Organizational Documents. The Company has made available to Parent correct and complete copies of the certificates of incorporation and bylaws (or the equivalent organizational documents) of the Company and each of its Subsidiaries, in each case as in effect on the date of this Agreement (collectively, the “Company Organizational Documents”).

           Section 3.6       Minute Books. The Company has made available to Parent correct and complete copies of the minutes of all meetings of the stockholders, the Boards of Directors and each committee of the Boards of Directors of the Company (other than the Special Committee) held since January 1, 2004; provided, that the Company shall not be obligated to make available any minutes of meetings related to (a) other bidders in connection with any potential sale of the Company or any of its material assets or otherwise related to deliberations by the Board of Directors of the Company with respect to the consideration of strategic alternatives or (b) matters covered by attorney client privilege, but to the extent that such minutes relate to topics other than those covered by subsections (a) or (b) above, the Company has made available redacted copies thereof.

           Section 3.7       Subsidiaries. A correct and complete list of all Subsidiaries of the Company and their respective jurisdictions of organization is set forth in Section 3.7 of the Company Disclosure Letter. Except as set forth in Section 3.7 of the Company Disclosure Letter, (a) each of the Subsidiaries of the Company is wholly-owned by the Company, directly or indirectly, free and clear of any Liens and (b) the Company does not own, directly or indirectly, any capital stock of, or any other securities convertible or exchangeable into or exercisable for capital stock of, any Person other than the Subsidiaries of the Company and Container Applications, Inc. (“CAI”).

           Section 3.8      Governmental Authorizations. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, whether domestic or foreign (each, a “Governmental Entity”), other than:

           (a)       the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

           (b)       the filing with the Securities and Exchange Commission (the “SEC”) of (i) a proxy statement (the “Company Proxy Statement”) relating to the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement (the “Company Stockholders Meeting”) and (ii) any other filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Securities Exchange Act of 1934 (the “Exchange Act”);

           (c)       compliance with the NYSE rules and regulations;

           (d)       the pre-merger notification required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”);

           (e)       compliance with applicable foreign competition Laws (collectively, “Foreign Competition Laws”); and

           (f)       where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

           Section 3.9       Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not:

           (a)       contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents;

           (b)       contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound, assuming that all consents, approvals, authorizations, filings and notifications described in Section 3.8 have been obtained or made;

           (c)       result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound (collectively, “Company Contracts”), other than as set forth in Section 3.9(c) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect;

           (d)       require any consent, approval or other authorization of, or filing with or notification to, any Person under any Company Contracts, other than as set forth in Section 3.9(d) of the Company Disclosure Letter or, if not obtained, would not have a Company Material Adverse Effect;

           (e)       give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under any Company Contracts, other than as set forth in Section 3.9(e) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect; or

           (f)       cause the creation or imposition of any Liens on any Company Assets, other than (i) as set forth in Section 3.9(f) of the Company Disclosure Letter, (ii) any Liens resulting from the Financing or (iii) as would not have a Company Material Adverse Effect.

           Section 3.10      Capitalization; Options.

           (a)       As of the date of this Agreement, the Company’s authorized capital stock consists solely of 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of April 17, 2007, (i) 29,424,163 shares of Common Stock were issued and outstanding, (ii) 1,750,000 shares of Common Stock were reserved under the Company’s 2004 Stock Option Plan for Key Employees and Directors and the 2004 Nonqualified Stock Option Plan for Non-Employee, Non-Officer Directors for issuance upon the exercise of Company stock options, (iii) 190,000 fully vested options were outstanding under the Company’s 1993 Stock Option Plan for Executive Officers and Directors and the 1993 Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors, (iv) 24,357 shares of restricted stock were outstanding and subject to vesting restrictions, (v) 8,916,666 shares of Common Stock were reserved for issuance upon the exercise of the Warrants, (vi) 1,495,290 shares of Common Stock were reserved for issuance upon the conversion of convertible debentures and (vi) no shares of Preferred Stock were issued and outstanding. As of April 17, 2007, options to purchase an aggregate of 655,000 shares of Common Stock were outstanding. Except as set forth above, as of the date hereof, there are no shares of capital stock or securities convertible into or exchangeable for shares of capital stock of the Company.

           (b)       All outstanding shares of Common Stock and all shares of Common Stock that are subject to issuance, upon issuance prior to the Effective Time upon the terms and subject to the conditions specified in the instruments under which they are issuable, (i) are or will be duly authorized, validly issued, fully paid and non-assessable and (ii) are not or will not be subject to any pre-emptive rights.

           (c)       The Company has made available to Parent correct and complete copies of all plans set forth on Section 3.10(c) of the Company Disclosure Letter under which Company Stock Awards have been granted (the “Company Stock Award Plans”) and forms of options and other stock-based awards issued under those Company Stock Award Plans.

           (d)       Each outstanding share of capital stock of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. All non-corporate equity interests (including partnership interests and limited liability company interests) of the Company’s Subsidiaries held by the Company or any other Subsidiary have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights.

           (e)       Except as set forth in this Section 3.10, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Common Stock or capital stock of any Subsidiary of the Company or (ii) to provide any funds to or make any investment in (A) any Subsidiary of the Company that is not wholly owned by the Company or (B) any other Person. No holder of securities in the Company or any of its Subsidiaries has any right to have such securities registered by the Company or any of its Subsidiaries.

           Section 3.11       Voting.

           (a)       The Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries necessary (under the Company Organizational Documents, the DGCL, other applicable Laws or otherwise) to approve and adopt this Agreement, the Merger and the transactions contemplated thereby.

           (b)       Except as set forth in Section 3.11(b) of the Company Disclosure Letter, there are no stockholder agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, other than the Voting Agreement. Except as set forth in Section 3.11(b) of the Company Disclosure Letter, there are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities having the right to vote, on any matters on which stockholders of the Company may vote.

           Section 3.12       SEC Reports. Except as set forth in Section 3.12 of the Company Disclosure Letter, the Company has timely filed with the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act), and has made available to Parent correct and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by the Company with the SEC since January 1, 2004 (collectively, the “Company SEC Reports”). The Company SEC Reports, as filed with or furnished to the SEC, (a) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act and other applicable Laws and (b) did not, at the time they were filed, or if amended or restated, at the time of such later amendment or restatement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. Except as set forth in Section 3.12 of the Company Disclosure Letter, no Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules, statements or other documents with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service. Except as set forth in Section 3.12 of the Company Disclosure Letter, as of their respective dates, or, if amended, as of the date of the last such amendment prior to the date hereof, the Company SEC Reports, as filed with or furnished to the SEC, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder.

           Section 3.13      Financial Statements; Internal Controls.

           (a)       The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries (including, for this purpose only, CAI) included or incorporated by reference in the Company SEC Reports:

           (i)       complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

           (ii)       were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes to those financial statements); and

           (iii)       fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries (including, for this purpose only, CAI) as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

           (b)       No material weaknesses exist with respect to the internal control over financial reporting of the Company that would be required to be disclosed by the Company pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC that have not been disclosed in the Company SEC Reports as filed with or furnished to the SEC prior to the date hereof. Except as described in Section 3.13 of the Company Disclosure Letter, the Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company, (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

           Section 3.14       Liabilities. There are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of the Company or any of its Subsidiaries which are required to be recorded or reflected on a balance sheet, including the footnotes thereto, under GAAP, other than:

           (a)       Liabilities disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2006 or the footnotes thereto set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

          (b)        Liabilities incurred since December 31, 2006 in the ordinary course of business consistent with past practices that would not have a Company Material Adverse Effect; and

          (c)        Liabilities set forth in Section 3.14(c) of the Company Disclosure Letter.

          Section 3.15       Absence of Certain Changes. Since December 31, 2006, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and, since such date, there has not been, with respect to either the Company or any of its Subsidiaries, any event, occurrence, development or state of circumstances or facts that has had a Company Material Adverse Effect.

          Section 3.16       Litigation. There are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened against (a) the Company or any of its Subsidiaries or (b) any director, officer or employee of the Company or any of its Subsidiaries or other Person for whom the Company or any of its Subsidiaries may be liable, in each case other than Legal Actions that would not have a Company Material Adverse Effect. There are no Orders outstanding against the Company or any of its Subsidiaries other than Orders that would not have a Company Material Adverse Effect.

          Section 3.17       Material Contracts. As of the date hereof, there are no Contracts to which the Company or any of its Subsidiaries is a party (i) that are required to be described in, or filed as an exhibit to, any Company SEC Reports that are not so described or filed as required by the Securities Act or the Exchange Act, (ii) other than the Contracts listed in Section 3.17 of the Company Disclosure Letter, that contain any provisions restricting the ability of the Company or any of its Subsidiaries, or which, following the consummation of the Merger, would restrict the ability of Parent or any of its Affiliates, including the Surviving Corporation and its Subsidiaries, to compete or transact in any business or with any Person or in any geographic area, and (iii) other than the Contracts listed in Section 3.17 of the Company Disclosure Letter, pursuant to which any indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred or pursuant to which the Company or any of its Subsidiaries guarantees any indebtedness of any other Person (other than the Company or any of its Subsidiaries) (except for trade payables arising in the ordinary course of business and for such indebtedness or guarantees which do not exceed $10,000,000 in principal amount) (collectively, the “Material Contracts”). Each Material Contract is a legal, valid and binding agreement of the Company, is not in default by the Company in any material respect by its terms and, to the Knowledge of the Company, has not been cancelled or breached by the other party thereto.

           Section 3.18       Benefit Plans. Except as set forth in Section 3.18 of the Company Disclosure Letter:

           (a)       Section 3.18(a) of the Company Disclosure Letter contains a correct and complete list of (i) each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA and (ii) each other stock purchase, stock option, severance, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, under which (A) any past or present director, officer, employee or consultant of the Company has any present or future right to benefits or (B) the Company has any present or future Liabilities. All such plans, agreements, programs, policies, commitments and arrangements are collectively referred to as the “Company Benefit Plans.” All references to the “Company” in this Section 3.18 shall refer to the Company and all members of its “controlled group” within the meaning of Section 414 of the Code (which, for purposes of this Section 3.18, shall include entities under “common control” within the meaning of Section 414(c) of the Code). References to the “Company” in Section 3.18(d) hereof shall include all members of such “controlled group” within the preceding six years.

          (b)        With respect to each Company Benefit Plan, if applicable, the Company has made available to Parent correct and complete copies of: (i) all plan texts and agreements and related trust agreements (or other funding vehicles); (ii) the most recent summary plan descriptions and material employee communications; (iii) the most recent annual report (including all schedules); (iv) the most recent annual audited financial statements and opinion; (v) if the plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the “IRS”); and (vi) all material communications with any Governmental Entity given or received within the past three years.

          (c)        All amounts properly accrued as liabilities or expenses of any Company Benefit Plan have been properly reflected in the most recent financial statements contained in the Company SEC Reports, as filed with or furnished to the SEC, to the extent required by GAAP. Since the date of such financial statements, there has been no amendment or change in interpretation by the Company relating to any Company Benefit Plan which would materially increase the cost of such Company Benefit Plan.

          (d)        The Company does not maintain or contribute to, and has not within the preceding six years maintained or contributed to, or had during such period the obligation to maintain or contribute to, any Company Benefit Plan subject to (i) Section 412 of the Code, (ii) Title IV of ERISA or (iii) any “multiple employer plan” within the meaning of the Code or ERISA.

          (e)        Each Company Benefit Plan is in compliance in all material respects with all applicable Laws. Each Company Benefit Plan that requires registration with a Governmental Entity has been so registered. Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code (i) has been issued a favorable determination letter by the IRS with respect to such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (iii) no event has occurred since the date of such qualification or exemption that would adversely affect such qualification or exemption.

          (f)        Each Company Benefit Plan which is a “group health plan” within the meaning of Section 607(1) of ERISA is in compliance in all material respects with the provisions, as amended to the date hereof, of the Consolidated Omnibus Budget Recommendation Act of 1985 (“COBRA”), the Health Insurance Portability and Accountability Act of 1996 and other applicable Laws.

          (g)        There are no: (i) Company Benefit Plans under which welfare benefits are provided to past or present employees beyond their retirement or other termination of service, other than coverage mandated by COBRA, Section 4980B of the Code, Title I of ERISA or any similar state group health plan continuation Laws, the cost of which is fully paid by such employees or their dependents; or (ii) unfunded Company Benefit Plan obligations with respect to any past or present employees of the Company that are not fairly reflected by reserves shown on the most recent financial statements contained in the Company SEC Reports as filed with or furnished to the SEC.

          (h)        Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee of the Company; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code, or (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(l) of the Code.

          (i)        Neither the Company nor any Company Benefit Plan, nor to the Knowledge of the Company any “disqualified person” (as defined in Section 4975 of the Code) or “party in interest” (as defined in Section 3(18) of ERISA), has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which, individually or in the aggregate, has resulted or could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

           Section 3.19       Labor Relations. Except as set forth in Section 3.19 of the Company Disclosure Letter:

          (a)        None of the employees of the Company or its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted within the last three years or are now being conducted. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor contract. Neither the Company nor any of its Subsidiaries currently has or has had within the last three years, nor to the Knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute.

          (b)        The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding and/or social security taxes. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law within the last year which remains unsatisfied.

           Section 3.20       Taxes. Except as set forth in Section 3.20 of the Company Disclosure Letter:

          (a)        All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are correct and complete in all material respects.

          (b)        The Company and its Subsidiaries have fully and timely paid all material Taxes whether or not shown to be due on the Tax Returns referred to in Section 3.20(a), and all material estimates of Tax required to be paid in order to avoid the imposition of any interest or penalty, and have made adequate provision (in accordance with GAAP) for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date of this Agreement.

          (c)        Each of the Company and its Subsidiaries has withheld and paid proper and accurate amounts of Taxes from payments made to its employees, independent contractors, creditors, stockholders and other third parties in compliance in all material respects with all withholding and similar provisions of any Tax laws.

          (d)        There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

          (e)        No audit or other proceeding by any Governmental Entity is pending or threatened in writing with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries.

          (f)        Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or an of its Subsidiaries may be subject to taxation by such jurisdiction.

          (g)        Since December 31, 2005, neither the Company nor any of its Subsidiaries has entered into any closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law.

          (h)        Neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Section 1.6011-4(b) of the Treasury Regulations promulgated under the Code.

          (i)        The Company is not and has not been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the five year period ending on the Closing Date.

          (j)        The Company has made available to Parent complete and correct copies of all Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for all taxable periods beginning on or after January 1, 2003.

          (k)        Since December 31, 2003, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

          (l)        Neither the Company nor any of its Subsidiaries (i) is or has been a member of an affiliated group as defined in Section 1504 of the Code or any similar provision of state, local or foreign Law (other than a group of which the common parent was the Company) for any Tax period for which the statute of limitations has not expired or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

          (m)        All deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company SEC Reports as filed with or furnished to the SEC.

          (n)        The tax treatment taken by Company and its Subsidiaries with respect to each lease and leasing transaction entered into by the Company or any of its Subsidiaries has been proper in all material respects for all federal, state, local, foreign and other Tax purposes.

          (o)        Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will cause the Company or any of its Subsidiaries to cease to be eligible for any applicable federal, state, local, foreign or other Tax exemption, Tax holiday or other similar relief from taxation.

          (p)        Each statement and representation made by the Company and its Subsidiaries in connection with the opinion of Akin, Gump, Strauss, Hauer & Feld LLP dated December 19, 2005 with respect to the United States federal income tax consequences of the Special Dividend (as defined in such opinion) is true, correct and complete, and the Company and its Subsidiaries have effected the transactions described in the “Domestic Reinvestment Plan” set forth as an appendix to such opinion.

          Section 3.21       Environmental Matters. Except as set forth in any environmentally-related documents previously made available to Parent or as would not have a Company Material Adverse Effect:

          (a)        The Company and each of its Subsidiaries are in compliance with:

          (i)        all applicable Laws relating to (A) pollution, contamination, protection of the environment or employee health and safety, (B) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (C) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, “Environmental Matters”); and

          (ii)        all applicable Laws and Orders relating to Environmental Matters (collectively, “Environmental Laws”).

          (b)        There are no present conditions, events, circumstances, facts, activities, practices, incidents or actions:

          (i)        that have given rise or would reasonably be expected to give rise to any Liabilities of the Company or any of its Subsidiaries arising under or relating to any Environmental Laws or any Hazardous Substance; or

          (ii)        that have required or would reasonably be expected to require the Company or any of its Subsidiaries to incur any actual or potential cleanup, remediation, removal or other response costs (including the cost of coming into compliance with Environmental Laws), investigation costs (including fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, Liabilities, payments, damages (including any actual, punitive or consequential damages (A) under any Environmental Laws, contractual obligations or otherwise or (B) to third parties for personal injury or property damage), civil or criminal fines or penalties, judgments or amounts paid in settlement, in each case arising out of or relating to any Environmental Matters (collectively, “Environmental Costs”).

          (c)        Neither the Company nor any of its Subsidiaries has received from any Governmental Entity any notice or other communication: (i) that any of them is or may be a potentially responsible Person or otherwise liable in connection with any waste disposal site or other location allegedly containing any Hazardous Substances; (ii) of any failure by any of them to comply with any Environmental Laws or the requirements of any environmental Permits; or (iii) that any of them is requested or required by any Governmental Entity to perform any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other Environmental Matters.

           This Section 3.21 shall be the only representation made by the Company with respect to Environmental Laws, Environmental Matters, Hazardous Substances or Environmental Costs.

           Section 3.22       Intellectual Property. Except as would not be materially adverse to the Company or its Subsidiaries: (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted or, to the Knowledge of the Company, threatened to the Company or any Subsidiary that the conduct of the business of the Company and its Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party; (ii) the Company or a Subsidiary owns or is duly licensed to use or otherwise has the right to use all Intellectual Property as currently used in the operation of its respective business, in accordance with the terms of any license agreement governing such Intellectual Property; (iii) none of the Intellectual Property owned by the Company or a Subsidiary (the “Owned Intellectual Property”) has been adjudged invalid or unenforceable in whole or in part and the Owned Intellectual Property is valid and enforceable; (iv) to the Knowledge of the Company, no person is engaging in any activity that infringes upon the Owned Intellectual Property; (v) each license of Intellectual Property licensed to the Company or a Subsidiary (the “Licensed Intellectual Property”) is valid and enforceable, is binding on all parties to such license, and is in full force and effect; and (vi) no party to any license of the Licensed Intellectual Property is in breach thereof or default thereunder. For purposes of this Agreement, “Intellectual Property” means (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) software and (v) trade secrets under applicable Law, including confidential and proprietary information and know-how.

          Section 3.23       Real Property; Personal Property.

          (a)        The Company and its Subsidiaries have good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) owned by them and material to the conduct of their respective businesses as such businesses are now being conducted. Neither the Company’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such property is subject to any Lien, except for such Liens as are set forth on Section 3.23(a) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect.

          (b)        Each of the material leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any material real property (the “Real Property Leases”) is valid, binding and in full force and effect, and no termination event or condition or uncured default on the part of the Company or any such Subsidiary exists under any Real Property Lease, except as would not have a Company Material Adverse Effect.

          (c)        The Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all personal Company Assets owned, used or held for use by them, except as would not have a Company Material Adverse Effect. Neither the Company’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such personal Company Assets is subject to any Liens, except for Liens that would not have a Company Material Adverse Effect.

          Section 3.24       Permits; Compliance with Laws.

          (a)        Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Entity (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”), and all such Company Permits are in full force and effect. Except as would not have a Company Material Adverse Effect, no suspension or cancellation of any of the Company Permits is pending or threatened, and no such suspension or cancellation will result from the transactions contemplated by this Agreement.

          (b)        Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is, or has been since January 1, 2004, in conflict with, or in default or violation of, (i) any Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound or (ii) any Company Permits.

          Section 3.25       Insurance. The Company and its Subsidiaries maintain, and have maintained without interruption, policies or binders of insurance covering risks and events and in amounts adequate for their respective businesses and operations and customary in the industry in which they operate.

          Section 3.26       Takeover Statutes. The Board of Directors of the Company has taken all necessary action to ensure that the restrictions on business combinations or stockholdings contained in Section 203 of the DGCL will not apply to this Agreement, the Voting Agreement, the Merger or the other transactions contemplated by this Agreement, including by approving this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement.

          Section 3.27       Interested Party Transactions. Since January 1, 2004, (i) the Company has not entered into any Contract under which the Company or any of its Subsidiaries has incurred any Liability or has any future Liability between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any person (other than the Company or its Subsidiaries) which owns of record or beneficially any equity interest in any Subsidiary of the Company and (ii) the Company has not entered into any transaction, or series of similar transactions or entered into any Contracts, nor are there any currently proposed transactions, or series of similar transactions or Contracts to which the Company or any of its Subsidiaries was or, in the case of a proposed transaction, is to be a party, that would be required to be but has not been, disclosed under Item 404 of Regulation S-K of the SEC. For purposes of this Agreement, the transactions contemplated by clauses (i) and (ii) of the preceding sentence are referred to collectively as “Related Party Transactions”).

          Section 3.28       Opinion of Financial Advisor. The Special Committee Financial Advisor has delivered to the Special Committee its written opinion to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. The Company has made available to Parent a complete and correct copy of such opinion. The Company has obtained the authorization of the Special Committee Financial Advisor to include a copy of such opinion in the Company Proxy Statement.

          Section 3.29       Brokers and Finders. No broker, finder or investment banker other than the Special Committee Financial Advisor and Evercore Partners Inc. (the “Company Financial Advisor”) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a correct and complete copy of all agreements (i) between the Special Committee and the Special Committee Financial Advisor and (ii) between the Company and the Company Financial Advisor, under which the Special Committee Financial Advisor or the Company Financial Advisor would be entitled to any payment relating to the Merger or such other transactions. Attached as Section 3.29 to the Company Disclosure Letter is an estimate as of the date hereof of the fees and expenses to be incurred by the Company and its Subsidiaries in connection with the transactions contemplated hereby.

ARTICLE IV

Representations and Warranties of Parent

           Except as set forth in the disclosure letter (with specific reference to the section of this Agreement to which the information stated in such disclosure letter relates; provided, that any fact or condition disclosed in any section of such disclosure letter in such a way as to make its relevance to another section of such disclosure letter that relates to a representation or representations made elsewhere in Article IV of this Agreement reasonably apparent shall be deemed to be an exception to such representation or representations notwithstanding the omission of a reference or cross reference thereto) delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company that:

           Section 4.1       Organization and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of Parent and Merger Sub has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

          Section 4.2       Corporate Authorization. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The Board of Directors of Parent has unanimously adopted resolutions approving this Agreement and the transactions contemplated by this Agreement. The Board of Directors of Merger Sub has unanimously adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated by this Agreement. The execution and delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub.

          Section 4.3       Enforceability. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

          Section 4.4       Governmental Authorizations. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity, other than:

           (a)       the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

          (b)        the filing with the SEC of any filings or reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act;

          (c)        the pre-merger notification required under the HSR Act;

          (d)        compliance with the Foreign Competition Laws; and

          (e)        where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Parent Material Adverse Effect.

          Section 4.5       Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not:

          (a)        contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent, as in effect on the date of this Agreement;

          (b)        contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to Parent or any of its Subsidiaries or by which any assets of Parent or any of its Subsidiaries (“Parent Assets”) are bound, assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.4 have been obtained or made;

          (c)        result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which Parent or any of its Subsidiaries is a party or by which any Parent Assets are bound (collectively, “Parent Contracts”), other than as set forth in Section 4.5(c) of the Parent Disclosure Letter or as would not have a Parent Material Adverse Effect; or

          (d)        require any consent, approval or other authorization of, or filing with or notification to, any Person under any Parent Contracts, other than as set forth in Section 4.5(d) of the Parent Disclosure Letter or, if not obtained, would not have, a Parent Material Adverse Effect.

          Section 4.6       Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

          Section 4.7       Capital Resources. Parent has delivered to the Company correct and complete copies of (a) an executed commitment letter (the “Equity Funding Letter”) from Fortress Fund IV GP L.P. and certain of its Affiliates (the “Equity Fund”) to provide equity financing in an aggregate amount of $750,000,000 (the “Equity Funding”) and (b) an executed commitment letter (the “Commitment Letter”) from Citigroup Global Markets Realty Corp. and Bear, Stearns & Co. Inc. (the “Lenders”) pursuant to which the Lenders have committed to provide Parent with financing in an aggregate amount of $670,000,000 (the “Debt Financing” and, together with the Equity Funding, the “Financing”). The Equity Funding Letter is a legal, valid and binding obligation of the parties thereto and is in full force and effect. The Commitment Letter is a legal, valid and binding obligation of Parent, and to the Knowledge of Parent, the other parties thereto, and is in full force and effect. Neither the Equity Funding Letter nor the Commitment Letter has been withdrawn, terminated or otherwise amended or modified in any respect and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under either the Equity Funding Letter or the Commitment Letter. Except as specifically set forth in the Equity Funding Letter and the Commitment Letter and for the payment of customary fees, (i) there are no conditions precedent to the obligations of (A) the Equity Fund to fund the Equity Financing or (B) the Lenders to fund the Debt Financing and (ii) there are no contingencies or other provisions pursuant to any Contract (including any side letter) relating to the Merger to which Parent or any of its Affiliates is a party that would permit any of the Equity Fund or the Lenders to reduce the total amount of the Financing or impose any additional condition precedent to the availability of the Financing. Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of Financing to be satisfied by it contained in the Equity Funding Letter or the Commitment Letter. Parent has fully paid any and all commitment fees and other fees required by the Commitment Letter to be paid as of the date hereof. Parent shall have, and shall make available to Merger Sub, at the Closing proceeds in connection with the Financing in an amount which will provide Parent and Merger Sub with acquisition financing at the Closing sufficient to (x) pay the full amount of the Merger Consideration, the Stock Award Consideration and the Warrant Consideration, (y) refinance any indebtedness of the Company to be refinanced and pay all fees, penalties and premiums related thereto, and (z) pay all expenses in connection with the Merger and the transactions contemplated thereby.

          Section 4.8       Solvency. Immediately following the Closing and after giving effect to the Merger, the Surviving Corporation and its Subsidiaries taken as a whole will not: (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature); (b) have incurred debts beyond its ability to pay them as they become due; or (c) be engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital. Furthermore, no transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or its Subsidiaries.

          Section 4.9       Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Parent, threatened, against Parent or any of its Affiliates before any Governmental Entity that would or seeks to materially delay or prevent the consummation of the Merger or the transactions contemplated thereby. As of the date of this Agreement, neither Parent nor any of its Affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Parent, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity that would or seeks to materially delay or prevent the consummation of any of the transactions contemplated hereby.

          Section 4.10       Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

          Section 4.11       Confidentiality Agreement. The Affiliate of Parent that has executed the Confidentiality Agreement and its Affiliates and their respective directors, officers, employees, agents and representatives subject to the Confidentiality Agreement, have complied in all material respects with the terms of the Confidentiality Agreement including, without limitation, the restrictions on contacting other potential acquirers of the Company and the restriction on limiting Parent’s financing sources from providing financing to, or arranging financing for, any other potential acquirer of the Company.

ARTICLE V

Covenants

          Section 5.1       Conduct of Business of the Company. Except as contemplated by this Agreement, without the prior written consent of Parent, such consent not to be unreasonably withheld or delayed, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business consistent with past practice and (y) use its commercially reasonable efforts to maintain and preserve intact its business organization, to retain the services of its current officers and key employees, and to preserve the good will of its customers, suppliers and other Persons with whom it has business relationships. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or set forth in Section 5.1 of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to take any of the following actions, without the prior written consent of Parent, such consent not to be unreasonably withheld or delayed:

           (a)      Organization Documents. Amend its charter, bylaws or other organizational documents (whether by merger, consolidation or otherwise);

           (b)      Dividends. Make, declare or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock, other than (i) the Company’s regularly scheduled quarterly dividend on the Common Stock in an amount not to exceed $.25 per share of Common Stock per quarter, (ii) dividends by wholly-owned Subsidiaries of the Company organized in the United States to other Subsidiaries so organized or to the Company, and (iii) dividends or distributions on the capital securities of Interpool Capital Trust, a Delaware business trust and special purpose entity, in accordance with past practice;

           (c)      Capital Stock. (i) Adjust, split, combine or reclassify its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its Subsidiaries, (ii) redeem, purchase or otherwise acquire, or offer to purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, (iii) grant any Person any right or option to acquire any shares of its capital stock, (iv) issue, deliver or sell any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities (other than pursuant to (A) the exercise of the Company Stock Awards or Warrants, (B) the vesting of restricted stock and (C) the conversion of convertible securities, in each case outstanding as of the date of this Agreement) or (v) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock, except, in the case of each of clauses (i) through (iv), as permitted under Section 5.1(d);

           (d)      Compensation and Benefits. (i) Increase the compensation or benefits payable or to become payable to any of its directors, officers or employees, (ii) grant any severance or termination pay to any of its directors, officers or employees (except pursuant to existing agreements, plans or policies consistent with past practice), (iii) enter into any new employment or severance agreement with any of its directors, officers or employees or (iv) establish, adopt, enter into, amend or take any action to accelerate rights under any Company Benefit Plans, except in each case (A) to the extent required by applicable Laws, (B) for increases in salary, wages and benefits of officers or employees in the ordinary course of business consistent with past practice, (C) in conjunction with new hires, promotions or other changes in job status in the ordinary course of business consistent with past practice or (D) pursuant to existing collective bargaining agreements;

           (e)      Employees. Hire, terminate or reassign any employees other than non-officer employees in the ordinary course of business consistent with past practice;

           (f)      Acquisitions. Acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business or any corporation, partnership, limited liability company, joint venture or other Person or division thereof, or any substantial portion thereof, except for capital expenditures permitted by Section 5.1(o);

           (g)      Dispositions. Sell, lease, license, transfer, pledge, encumber, grant or dispose of any Company Assets, including the capital stock of Subsidiaries of the Company, other than (i) the sale or lease of inventory in the ordinary course of business consistent with past practice, (ii) the disposition of used or excess equipment in the ordinary course of business consistent with past practice, or (iii) dispositions of other assets utilized in the operations of the Company or its Subsidiaries not in excess of $5,000,000 as measured by book value (so long as the asset is sold for at least fair market value, but if sold for less than fair market value, then as measured by fair market value), in the aggregate;

           (h)      Contracts. (i) Enter into or materially modify any Material Contract, other than in the ordinary course of business consistent with past practice or as permitted under another subsection of this Section 5.1, (ii) enter into any Contract that would limit or otherwise restrict the Company or any of its Subsidiaries or any of their successors, or that would, after the Effective Time, limit or otherwise restrict Parent or any of its Subsidiaries or any of their successors, from engaging or competing in any line of business, in any geographic area or with any Person, (iii) enter into or modify any Contract constituting or relating to a Related Party Transaction, (iv) enter into, or become a party to, any TRAC lease or any other lease agreement pursuant to which any Person (other than the Company or any of its Subsidiaries) is or becomes entitled to claim the tax benefits associated with ownership of any assets for U.S. federal income Tax purposes or (v) terminate, cancel or request any material change in any Material Contract other than in the ordinary course of business consistent with past practice;

           (i)      Indebtedness; Guarantees. Incur, assume, guarantee or prepay any indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or enter into any “keep well” or other agreement to maintain any financial condition of another Person, other than indebtedness incurred in the ordinary course of business consistent with prior practice in an amount in the aggregate not to exceed $100,000,000 which is prepayable at any time without penalty;

           (j)      Loans. (i) Make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice, or (ii) make any loans to its directors or officers;

           (k)      Accounting. Change its accounting policies or procedures, other than as required by changes in GAAP or Regulation S-X of the SEC;

           (l)      Tax. Amend any material Tax Return, settle or compromise any audit or claim relating to Taxes, make or change any material election relating to Taxes or change its Tax accounting methods, principles or practices, except as required by applicable Tax Laws;

           (m)      Legal Actions. Except as otherwise provided in Section 5.1(m) of the Company Disclosure Letter, waive, release, assign, settle or compromise any Legal Action in any manner so that monetary relief in excess of $200,000 in the aggregate (excluding amounts covered by insurance), or any type of relief other than monetary relief, is awarded or granted to any party;

          (n)        Insurance. Fail to use reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

          (o)        Capital Expenditures. Authorize or make, or become obligated to make, capital expenditures other than the capital expenditures provided for in the Company’s capital expenditures budget provided to Parent prior to the date hereof;

          (p)        Waivers of Rights. Cancel any material Indebtedness or waive any claims or rights of substantial value, in each case other than in the ordinary course of business; or

          (q)        Related Actions. Agree to do any of the foregoing.

           Section 5.2       Other Actions. Parent and the Company shall not, and shall not permit any of their respective Subsidiaries or Affiliates to, take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being materially delayed, except, in the case of the Company, to the extent its Board of Directors withdraws, modifies or amends the Company Board Recommendation, or the Special Committee withdraws, modifies or amends the Special Committee Recommendation, in accordance with the terms of this Agreement.

           Section 5.3       Access to Information; Confidentiality.

           (a)       The Company shall, and shall cause its Subsidiaries, to: (i) provide to Parent and its Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, books and records of the Company and its Subsidiaries; and (ii) furnish promptly such information concerning Company and its Subsidiaries as Parent or its Representatives may reasonably request. No investigation conducted under this Section 5.3(a), however, will affect or be deemed to modify any representation or warranty made in this Agreement.

           (b)       Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated January 31, 2007 (the “Confidentiality Agreement”), between Fortress Fund IV GP L.P. and the Company with respect to the information disclosed under this Section 5.3.

           (c)       Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and its Subsidiaries.

           Section 5.4       No Solicitation.

           (a)       From the date of this Agreement until the Effective Time, except as specifically permitted in Section 5.4(d), the Company shall not, and shall cause each of its Subsidiaries not to, and shall direct its Representatives not to, directly or indirectly:

           (i)       solicit, initiate or knowingly encourage the submission of any Takeover Proposal;

           (ii)       engage in discussions or negotiations with, or furnish or disclose any non public information relating to the Company or any of its Subsidiaries to, any Person that has made or indicated an intention to make a Takeover Proposal;

           (iii)       withdraw, modify or amend the Company Board Recommendation or the Special Committee Recommendation in any manner adverse to Parent;

           (iv)       approve, endorse or recommend any Takeover Proposal; or

           (v)       enter into any agreement in principle, arrangement, understanding or Contract relating to a Takeover Proposal.

           (b)       The Company shall, and shall cause each of its Subsidiaries to, and shall direct its Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person that has made or indicated an intention to make a Takeover Proposal and to request the prompt return or destruction of any confidential information provided to any such Person prior to the date hereof. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 5.4.

           (c)       The Company shall notify Parent promptly upon receipt of (i) any Takeover Proposal or indication by any Person considering making any Takeover Proposal or (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal. The Company shall provide Parent promptly with the identity of such Person and a description of the material terms of such Takeover Proposal, indication or request. The Company shall keep Parent reasonably informed on a prompt basis of the status of any such Takeover Proposal, indication or request, and any related communications to or by the Company or its Representatives.

           (d)       Subject to the Company’s compliance with the provisions of this Section 5.4, the Company and its Representatives and the Board of Directors of the Company and the Special Committee shall be permitted to, at any time prior to obtaining the Requisite Company Vote, in response to a bona fide written Takeover Proposal not solicited in violation of this Section 5.4:

           (i)       engage in discussions or negotiations with the Person who has made such Takeover Proposal (and its Representatives) regarding such Takeover Proposal, if the Board of Directors of the Company determines (x) in good faith, after consultation with its financial advisor and outside counsel, that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (y) after consultation with its outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law;

           (ii)       furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to the Person who has made such Takeover Proposal (and its Representatives), if the Board of Directors of the Company determines (x) in good faith, after consultation with its financial advisor and outside counsel, that such Takeover Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and (y) after consultation with its outside counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, but only so long as the Company has caused such Person to enter into a confidentiality agreement (negotiations and discussions with respect to which are expressly permitted following the requisite Board of Directors determination) with the Company on terms and conditions not materially less favorable to the Company than the Confidentiality Agreement (with the exception of the terms and conditions set forth in the seventh paragraph of the Confidentiality Agreement), provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person; or

           (iii)       (1) withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent (an “Adverse Recommendation Change”), (2) approve, endorse or recommend such Takeover Proposal, or (3) cause or permit the Company to terminate this Agreement pursuant to Section 7.4(a) solely in order to concurrently enter into an agreement regarding a Superior Proposal, if the Board of Directors of the Company determines (x) in good faith, after consultation with its financial advisor and outside counsel, that such Takeover Proposal constitutes a Superior Proposal and (y) after consultation with outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties under applicable Law; provided, however, that the Board of Directors of the Company shall not make an Adverse Recommendation Change or approve, endorse or recommend such Takeover Proposal, and the Company may not terminate this Agreement pursuant to clause (3) above, until (I) after the third Business Day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors of the Company and, if applicable, a statement that the Board of Directors of the Company intends to terminate this Agreement pursuant to Section 7.4(a) (it being understood and agreed that any amendment to the financial terms of such Superior Proposal shall require a new Notice of Superior Proposal and a new three Business Day period), and (II) during such three Business Day period following Parent’s receipt of a Notice of Superior Proposal, in determining whether to make an Adverse Recommendation Change, to endorse or recommend such Takeover Proposal or to cause or permit the Company to so terminate this Agreement, (A) the Company shall have offered to negotiate with (and, if accepted, negotiated with) Parent in making such commercially reasonable adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Merger and the other transactions contemplated by this Agreement, and (B) the Board of Directors of the Company shall have determined, after considering the results of such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such Notice of Superior Proposal continues to be a Superior Proposal.

           Notwithstanding the foregoing, the board of directors of the Company or the Special Committee shall be permitted to (i) disclose to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act and (ii) make such other public disclosure if it determines, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Laws or otherwise as required, in the opinion of outside legal counsel, under applicable Laws, it being understood, however, that this clause (ii) shall not be deemed to permit the Board of Directors of the Company to make an Adverse Recommendation Change or take any of the actions referred to in clause (iii) of Section 5.4(d) except, in each case, to the extent permitted by Section 5.4(d).

           Section 5.5       Notices of Certain Events.

          (a)        The Company shall notify Parent promptly of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement, (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any material Legal Actions threatened or commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by the Agreement or (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause any breach of its obligations under this Agreement.

          (b)        Parent shall notify the Company promptly of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement, (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement or (iii) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause any breach of the obligations of Parent or Merger Sub under this Agreement.

           Section 5.6       Company Proxy Statement.

          (a)        As promptly as practicable following the date of this Agreement, the Company shall prepare a draft of the Company Proxy Statement. Parent shall provide the Company with any information that may be required in connection with the preparation and filing of the Company Proxy Statement. The Company shall provide Parent with a reasonable opportunity to review and comment on such draft, and once such draft is in a form reasonably acceptable to each of Parent and the Company, the Company shall file the Company Proxy Statement with the SEC.

          (b)        The Company hereby covenants and agrees that none of the information included or incorporated by reference in the Company Proxy Statement will, at the date it is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no covenant is made by the Company with respect to statements made or incorporated by reference therein to the extent based on information supplied by Parent or Merger Sub or any Affiliate of Parent or Merger Sub in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein. Parent and Merger Sub hereby covenant and agree that none of the information supplied by Parent or Merger Sub or any Affiliate of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no covenant is made by either Parent or Merger Sub with respect to statements made or incorporated by reference therein to the extent based on information supplied by the Company or any Affiliate of the Company in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein.

          (c)        The Company shall use reasonable best efforts to (i) respond to any comments on the Company Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (ii) cause the Company Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to responding to any such comments or requests or the filing or mailing of the Company Proxy Statement, the Company (x) shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Company Proxy Statement and related correspondence and filings and (y) shall reasonably consider for inclusion in such drafts, correspondence and filings all comments reasonably proposed by Parent.

          (d)        Subject to Section 5.4, the Company Proxy Statement shall include the Company Board Recommendation unless the Board of Directors of the Company or the Special Committee has withdrawn, modified or amended the Company Board Recommendation or the Special Committee Recommendation in accordance with this Agreement.

           Section 5.7       Company Stockholders Meeting. The Company shall call and hold the Company Stockholders Meeting as promptly as practicable following the date of this Agreement for the purpose of voting on adoption of this Agreement. Subject to Section 5.4, the Company shall (a) use its reasonable best efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement and (b) take all other action necessary or advisable to secure the Requisite Company Vote.

           Section 5.8       Employees; Benefit Plans.

          (a)        For a period of one year following the Closing Date (the “Continuation Period”) Parent shall cause the Surviving Corporation to provide employees of the Company and its Subsidiaries as of the Effective Time (“Employees”) with compensation and benefits that are no less favorable in the aggregate than those provided under the Company’s compensation and benefit plans, programs, policies, practices and arrangements in effect at the Effective Time; provided, however, that during such one-year period, nothing herein shall prevent the amendment or termination of any specific plan, program or arrangement, require that the Surviving Corporation provide or permit investment in the securities of Parent or the Surviving Corporation or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to comply with applicable Law. Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude the Surviving Corporation from terminating the employment of any Employee.

          (b)       Parent shall and shall cause the Surviving Corporation to honor the individual agreements listed in Section 5.8(b) of the Company Disclosure Letter and all other Company Benefit Plans (including, without limitation, any severance, change of control and similar plans and agreements) in effect as of the date hereof in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such agreements and Plans and except as provided herein. Without limiting the immediately preceding sentence, it is expressly agreed that Parent shall cause the Surviving Corporation to perform the individual agreements listed in Section 5.8(b) of the Company Disclosure Letter in the same manner and to the same extent that the Company would be required to perform them. During the Continuation Period, Parent shall provide all Employees who suffer a termination of employment with severance benefits no less favorable than those that would have been provided to such Employees under the Company’s severance policy as in effect immediately prior to the date hereof.

          (c)        For the purposes of determining eligibility and vesting under the employee benefit plans of Parent and its Affiliates in which any Employees may become eligible to participate after the Effective Time (the “New Plans”), each Employee shall be credited with his or her years of service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Affiliates have given credit for prior service), to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under any similar or comparable Company Benefit Plans (except to the extent such credit would result in a duplication of accrual of benefits). In addition, and without limiting the generality of the foregoing: (i) each Employee immediately shall be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Benefit Plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out of pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

           Section 5.9       Directors’ and Officers’ Indemnification and Insurance.

          (a)        Parent and the Surviving Corporation shall cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any present or former director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) as provided in the Company Organizational Documents, in agreements between an Indemnified Party and the Company or one of its Subsidiaries or otherwise in effect on the date of this Agreement to survive the Merger and to continue in full force and effect for a period of not less than six years after the Effective Time, or, if longer, for such period as is set forth in any applicable agreement with an Indemnified Party in effect on the date of this Agreement.

          (b)        Parent and the Surviving Corporation shall, jointly and severally, indemnify all Indemnified Parties to the fullest extent permitted by applicable Laws with respect to all acts and omissions arising out of or relating to their services as directors or officers of the Company or its Subsidiaries occurring prior to the Effective Time. If any Indemnified Party is or becomes involved in any Legal Action in connection with any matter occurring prior to or at the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, pay as incurred such Indemnified Party’s legal fees, costs and expenses incurred in connection with such Legal Action, subject to Parent’s or the Surviving Corporation’s, as applicable, receipt of an undertaking by or on behalf of such Indemnified Party, if required by the DGCL, to repay such legal fees, costs and expenses if it is ultimately determined under applicable Laws that such Indemnified Party is not entitled to be indemnified.

          (c)        Parent and the Surviving Corporation shall, jointly and severally, maintain in effect for at least six years after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Effective Time so long as Parent and the Surviving Corporation are not required to pay an annual premium in excess of 300% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (such 300% amount being the “Maximum Premium”). If Parent or the Surviving Corporation are unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, Parent and the Surviving Corporation shall, jointly and severally, instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium.

          (d)        The covenants contained in this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

          (e)        In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.9.

           Section 5.10       Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws and subject to fiduciary duties of the Company’s Board of Directors under applicable Laws, each of the parties to this Agreement shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable.

           Section 5.11       Consents; Filings; Further Action.

          (a)        Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Laws, and subject to fiduciary duties under applicable Law, each of Parent and the Company shall (i) use its commercially reasonable efforts to obtain any consents, approvals or other authorizations, and make any filings and notifications required in connection with the transactions contemplated by this Agreement and (ii) thereafter make any other submissions either required or deemed appropriate by either Parent or the Company, in connection with the transactions contemplated by this Agreement under (A) the Securities Act and the Exchange Act, (B) the HSR Act and Foreign Competition Laws, (C) the DGCL, (D) the NYSE rules and regulations and (E) any other applicable Laws. Parent and the Company shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents to the non-filing party and its advisors prior to filing. Neither Parent nor the Company shall file any such document if the other party has reasonably objected to the filing of such document. Neither Parent nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

          (b)        Each of Parent and the Company shall promptly inform the other party upon receipt of any communication from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. If Parent or the Company (or any of their respective Affiliates) receives a request for additional information from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response to such request. Parent shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use its commercially reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws.

          (c)        Notwithstanding anything to the contrary in this Agreement, Parent shall take all action required to avoid the entry, or to effect the dissolution, of any Order which would otherwise have the effect of preventing or delaying the Closing, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of assets or businesses of Parent or any of its Affiliates (including, after the Effective Time, the Surviving Corporation or any of its Subsidiaries) and (ii)otherwise taking or committing to take actions that would limit Parent’s or its Affiliates’ (including, after the Effective Time, the Surviving Corporation’s and its Subsidiaries’) freedom of action with respect to, or its ability to retain, one or more of their respective assets or businesses.

           Section 5.12       Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither Parent nor the Company shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Laws or the NYSE requirements, in which case that party shall use its commercially reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

           Section 5.13       Stock Exchange De-listing. Parent and the Company shall use their commercially reasonable efforts to cause the Common Stock to be de-listed from the NYSE and de-registered under the Exchange Act promptly following the Effective Time.

           Section 5.14       Fees, Expenses and Conveyance Taxes. Whether or not the Merger is consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) shall be paid by the party incurring those Expenses, except that Parent and the Company shall share equally each of the filing fees with respect to the filings contemplated by Section 5.11(a).

          Section 5.15       Takeover Statutes. Unless the Board of Directors of the Company or the Special Committee, as the case may be, has withdrawn, modified or amended the Company Board Recommendation or the Special Committee Recommendation, respectively, if any takeover statute is or becomes applicable to this Agreement, the Voting Agreement, the Merger or the other transactions contemplated by this Agreement or the Voting Agreement, each of Parent and the Company and their respective boards of directors shall (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.

          Section 5.16       Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall:

          (a)        prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws;

          (b)        fully and timely pay all Taxes due and payable in respect of such Post Signing Returns;

          (c)        properly reserve in accordance with GAAP and in a manner consistent with past practice (and reflect such reserve in their books and records and financial statements), all Taxes payable by them for which no Post-Signing Return is due prior to the Effective Time; and

          (d)        terminate all Tax Sharing Agreements to which the Company or any of its Subsidiaries is a party such that there are no further Liabilities thereunder.

           Section 5.17       Financing.

          (a)        Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Commitment Letter, including using its reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein (including agreeing to any requested changes to the commitments thereunder in accordance with the related flex provisions), (ii) satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control and (iii) consummate the Debt Financing at the Closing. Parent shall obtain the Equity Financing upon satisfaction or waiver of the conditions to Closing set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions). In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent shall promptly (and in any event within one Business Day) notify the Company of such unavailability and the reasons therefore and shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources on terms that are not materially less beneficial to Parent as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt notice of any breach by any party of the Commitment Letter or any termination of the Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Commitment Letter without obtaining the Company’s prior written consent. Parent shall provide notice to the Company promptly upon receiving the Debt Financing and shall furnish correct and complete copies of the definitive agreements with respect thereto to the Company promptly upon their execution. Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Equity Funding Letter without obtaining the Company’s prior written consent. For the avoidance of doubt, if the Debt Financing (or any alternative financing) has not been obtained, Parent shall continue to be obligated to consummate the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions to Closing set forth in Section 6.1 and Section 6.2 and to Parent’s rights under Section 7.2 and Section 7.3, regardless of whether Parent has complied with all of its other obligations under this Agreement (including its obligations under this Section 5.17(a)).

          (b)        The Company agrees to provide, and shall cause its Representatives to provide, all reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent (provided, that such requested cooperation does not (i) unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries, (ii) cause any representation or warranty in this Agreement to be breached, (iii) cause any condition to Closing set forth in Section 6.1 or Section 6.2 to fail to be satisfied or otherwise cause any breach of this Agreement or any material Contract to which the Company or any of its Subsidiaries is a party or (iv) involve any binding commitment by the Company or any of its Subsidiaries which commitment is not conditioned on the Closing and does not terminate without liability to the Company and its Subsidiaries upon the termination of this Agreement), including (A) participation in meetings, drafting sessions and due diligence sessions, (B) upon request, furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, (C) assisting Parent and its financing sources in the preparation of (x) an offering document for any debt raised to complete the Merger and (y) materials for rating agency presentations and (D) reasonably cooperating with the marketing efforts of Parent and its financing sources for any debt raised by Parent to complete the Merger; provided, that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other Liability in connection with the Debt Financing, except for any such fee or Liability effective following the Closing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with the cooperation required pursuant to this Section 5.17. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives for and against any and all Liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including reasonable fees for outside counsel, accountants and other outside consultants) suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than historical information relating to the Company or any of its Subsidiaries). Notwithstanding anything in this Agreement to the contrary, the conditions set forth in Sections 6.2(b) and (c), as they apply to the Company’s obligations under this Section 5.17(b), shall be deemed satisfied unless the Debt Financing (or any alternative financing) has not been obtained primarily as a result of the Company’s willful and material breach of its obligations under this Section 5.17(b).

          (c)        All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries obtained by Parent or its Representatives pursuant to Section 5.17(b) shall be kept confidential in accordance with the Confidentiality Agreement.

          Section 5.18       Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, the Company will not terminate, amend, modify or waive any provision of any confidentiality agreement not entered into in the ordinary course of business or any agreement by a third party not to acquire assets or securities of the Company to which it or any of its Subsidiaries is a party, other than the Confidentiality Agreement pursuant to its terms or by written agreement of the parties thereto. Notwithstanding the foregoing sentence or anything else in this Agreement to the contrary, at any time prior to obtaining the Requisite Company Vote, the Company shall not be obligated to comply with this Section 5.18 if the Board of Directors of the Company determines, after consultation with outside legal counsel, that such compliance would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company shall not take any action that would otherwise fail to comply with this Section 5.18 in reliance on the foregoing exception until after the third Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company intends to take such action and specifying the nature of the action to be taken, it being understood and agreed that in determining whether to authorize the Company to take such action the Board of Directors of the Company shall take into account any changes to the financial terms of this Agreement proposed by Parent to the Company in response to such written notice.

           Section 5.19       Notes Tender Offer. If Parent shall so request:

          (a)        The Company will commence a tender offer (the “Notes Tender Offer”) for all of the $230,000,000 aggregate principal amount at maturity of the 6% Senior Notes due 2014 (the “Senior Notes”) as promptly as reasonably practicable after the receipt of Parent’s written request, but in no event later than the mailing of the Company Proxy Statement. The aggregate consideration payable to each holder of Senior Notes pursuant to the Notes Tender Offer shall be an amount in cash established and funded by Parent and previously disclosed to the Company. The Notes Tender Offer shall be made pursuant to an Offer to Purchase and Consent Solicitation Statement prepared by the Company in connection with the Notes Tender Offer in form and substance reasonably satisfactory to Parent and the Company (as amended from time to time, the “Notes Offer to Purchase”).

          (b)        As part of the Notes Tender Offer, the Company shall use its reasonable best efforts to solicit the consent of the holders of the Senior Notes, to amend, eliminate or waive certain sections (as selected by Parent) of the Senior Notes Indenture (the “Notes Consents”). The Surviving Corporation’s obligation to accept for payment and pay for the Senior Notes tendered pursuant to the Notes Tender Offer or make any payment for the Notes Consents shall be subject to the conditions that (i) the conditions set forth in Article VI below shall have been satisfied or waived, (ii) the simultaneous occurrence of the Effective Time and (iii) such other conditions as are customary for transactions similar to the Notes Tender Offer. Subject to the terms and conditions of the Notes Tender Offer, Parent agrees to cause the Surviving Corporation to accept for payment, as promptly as practicable after expiration of the Notes Tender Offer, all Senior Notes (and Notes Consents) validly tendered and not withdrawn. The Company will not waive any of the conditions to the Notes Tender Offer without the prior written consent of Parent.

          (c)        The Company shall prepare, as promptly as practicable after receipt of Parent’s written request, the Notes Offer to Purchase, together with related letters of transmittal and similar ancillary agreements (such documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Notes Tender Offer Documents”), relating to the Notes Tender Offer and shall use its reasonable best efforts to disseminate to the record holders of the Senior Notes, and to the extent known by the Company, the beneficial owners of the Senior Notes (collectively, the “Noteholders”), the Notes Tender Offer Documents; provided, however, that prior to the dissemination thereof, the Company shall consult with Parent with respect to the Notes Tender Offer Documents and shall include in such Notes Tender Offer Documents all comments reasonably proposed by Parent. Parent shall provide the Company with any information for inclusion in the Notes Tender Offer Documents which may be required under applicable Law and which is reasonably requested by the Company. If at any time prior to the acceptance of Senior Notes pursuant to the Notes Tender Offer any event should occur that is required by applicable Law to be set forth in an amendment of, or a supplement to, the Notes Tender Offer Documents, the Company shall use its reasonable best efforts to prepare and disseminate such amendment or supplement; provided, however, that prior to such dissemination, the Company shall consult with Parent with respect to such amendment or supplement and shall include in such Notes Tender Offer Documents all comments reasonably proposed by Parent. The Company will notify Parent at least 48 hours prior to the dissemination of the Notes Tender Offer Documents, or 24 hours prior to the mailing of any amendment or supplement thereto, to the Noteholders.

          (d)        At such time as the Company receives consents from Noteholders holding at least a majority of the aggregate principal amount of Senior Notes, the Company agrees to execute, and to cause all of the guarantors that are a party to the Senior Notes Indenture to execute, and will use reasonable best efforts to cause the trustee under the Senior Notes Indenture to execute, a supplemental indenture (the “Supplemental Indenture”) in order to give effect to the amendments of the Indenture contemplated in the Notes Tender Offer Documents; provided, however, that notwithstanding the fact that the Supplemental Indenture will become effective upon such execution, the proposed amendments set forth therein (the “Proposed Amendments”) will not become operative unless and until all conditions to the Notes Tender Offer have been satisfied or waived by the Company and the Surviving Corporation accepts all Senior Notes (and related consents) validly tendered for purchase and payment pursuant to the Notes Tender Offer. In such event, the parties hereto agree that the Proposed Amendments will be deemed operative as of immediately prior to such acceptance for payment, and the Surviving Corporation will thereafter be obligated to make all payments for the Senior Notes (and related consents) so tendered.

          (e)        If the Effective Time does not occur, Parent shall pay the reasonable fees and expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Notes Tender Offer each of whom shall be selected by Parent with the consent of the Company (not to be unreasonably withheld), and Parent further agrees to reimburse the Company for all of its reasonable out-of-pocket costs in connection with the Notes Tender Offer promptly following incurrence and delivery of reasonable documentation of such costs. If the Effective Time does not occur, Parent shall indemnify and hold harmless the Company, the Company Subsidiaries, their respective officers and directors and each Person, if any, who controls the Company within the meaning of Section 20 of the Exchange Act from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Notes Tender Offer and the Notes Tender Offer Documents.

          Section 5.20       Indentures. (a) If Parent shall so request in writing, with respect to each indenture identified in Section 5.20 of the Company Disclosure Letter (collectively, the “Indentures”) and the debentures issued pursuant to the Indentures (the “Debentures”), the Company shall deliver, or cause to be delivered, any and all notices, certificates, instruments or other documentation and taken any and all actions in each case necessary or required by the Company pursuant to, and in accordance with, the terms and conditions of the Indentures (i) to cause all of the Debentures to be redeemed or subject to redemption by the Company upon or immediately after the Closing and (ii) to notify any holder of the debentures issued pursuant to the 9.25% Indenture (as defined in Section 5.20 of the Company Disclosure Letter) of any conversion rights pursuant to Article IV of the 9.25% Indenture such that any such holder would be required pursuant to the terms and conditions of the 9.25% Indenture to exercise any such conversion rights as soon possible prior to the Closing but in any event no later than 5:00 p.m. (New York City time) on the Business Day (as defined in the 9.25% Indenture) immediately preceding the Closing Date.

ARTICLE VI

Conditions

          Section 6.1       Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

          (a)        Company Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Company Vote.

          (b)        Antitrust. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c)        Consents. All other consents, approvals and other authorizations of any Governmental Entity set forth in Section 6.1(c) of the Company Disclosure Letter and required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) shall have been obtained, free of any condition that would have a Parent Material Adverse Effect or a Company Material Adverse Effect, as applicable.

          (d)        No Injunctions or Restraints. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that restrain, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

          Section 6.2       Conditions to Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

          (a)        Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.10(a) shall be true and correct in all respects, subject to de minimus exceptions involving discrepancies of no more than 10,000 shares of Company Common Stock or Company Stock Options covering in the aggregate no more than 5,000 shares of Company Common Stock, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date), and (ii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects, without regard to any “materiality” or “Company Material Adverse Effect” qualifications contained in them, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of representations and warranties to be true and correct in all respects would not have a Company Material Adverse Effect.

          (b)        Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)        Officer’s Certificate. Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).

          Section 6.3       Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

          (a)        Representations and Warranties. The representations and warranties of each of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects, without regard to any “materiality” or “Parent Material Adverse Effect” qualifications contained in them, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of representations and warranties to be true and correct in all respects would not have a Parent Material Adverse Effect.

          (b)        Performance of Obligations. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)        Officer’s Certificate. The Company shall have received a certificate, signed by a senior executive officer of Parent, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

          Section 6.4       Frustration of Closing Conditions. None of the parties to this Agreement may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

Termination, Amendment and Waiver

           Section 7.1       Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Parent, Merger Sub and the Company.

          Section 7.2       Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:

          (a)        if the Merger has not been consummated by September 15, 2007 (the “Outside Date”), except that the right to terminate this Agreement under this clause (a) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure to consummate the Merger by such date; provided, that the Company may in its sole discretion extend the Outside Date to October 31, 2007 if (i) prior to September 7, 2007, the Company shall have notified Parent in writing that it desires to extend the Outside Date to October 31, 2007; (ii) such extension will not lead to a breach or acceleration of a Material Contract; and (iii) the Company shall have exercised the purchase options contemplated by each of the Material Contracts listed as items 50 and 51 in Section 3.9(e) of the Company Disclosure Letter (and the agreements referenced therein) on or prior to September 15, 2007 in accordance with the written instructions of Parent, if such written instructions shall have been received by the Company no later than September 13, 2007;

          (b)        if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting (or adjournment or postponement thereof) and the Requisite Company Vote is not obtained upon a vote taken thereon;

          (c)        if any Law prohibits consummation of the Merger; or

          (d)        if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable.

           Section 7.3       Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:

          (a)        if the Board of Directors of the Company or the Special Committee, as the case may be, withdraws, modifies or amends the Company Board Recommendation or the Special Committee Recommendation in any manner adverse to Parent, or publicly proposes to do any of the foregoing;

          (b)        if (i) the Board of Directors of the Company or the Special Committee approves, endorses or recommends a Superior Proposal (other than a confidentiality agreement permitted by Section 5.4(d)), (ii) the Company enters into a Contract relating to a Superior Proposal, (iii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced prior to obtaining the Requisite Company Vote and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten Business Days after commencement, or (iv) the Company or its Board of Directors or the Special Committee, as the case may be, publicly announces its intention to do any of the foregoing;

          (c)        if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) has not been cured by the Company within ten Business Days after the Company’s receipt of written notice of such breach from Parent.

          Section 7.4        Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

          (a)        in accordance with Section 5.4(d)(iii); or

          (b)        if Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) has not been cured by Parent within ten Business Days after Parent’s receipt of written notice of such breach from the Company.

          Section 7.5       Effect of Termination. If this Agreement is terminated pursuant to this Article VII, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or representative of such party), except as otherwise provided in Section 8.13 and except that if such termination results from the willful (a) failure of any party to perform its obligations or (b) breach by any party of its representations or warranties contained in this Agreement, then such party shall be fully liable for any Liabilities incurred or suffered by the other parties as a result of such failure or breach. The provisions of Section 5.3(b), Section 5.14, this Section 7.5, Section 7.6 and Article VIII shall survive any termination of this Agreement.

           Section 7.6       Expenses Following Termination.

          (a)        Except as set forth in this Section 7.6, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with the provisions of Section 5.14.

          (b)        The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to $32,500,000 (the “Termination Fee”):

          (i)        if this Agreement is terminated by the Company pursuant to Section 7.4(a), in which case payment shall be made before or concurrently with such termination;

          (ii)        if this Agreement is terminated by Parent pursuant to Section 7.3(a) or 7.3(b) in which case payment shall be made within five Business Days of such termination; or

          (iii)        if (A) a Covered Proposal shall have been made or proposed to the Company or otherwise publicly announced (which has not been withdrawn), (B) this Agreement is terminated by either Parent or the Company pursuant to Section 7.2(a) or Section 7.2(b) and (C) within twelve months following the date of such termination, the Company enters into a Contract providing for the implementation of, or consummates, a Covered Proposal, or a majority of the Company’s capital stock is acquired by any Person, in which case payment shall be made within five Business Days of the date on which the Company enters into such Contract.

          (c)        The Company acknowledges that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 7.6, and, to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amount due pursuant to this Section 7.6, the Company shall pay to Parent its out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on such amount at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

           Section 7.7       Amendment. This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, whether before or after stockholder approval hereof, so long as (a) no amendment that requires further stockholder approval under applicable Laws after stockholder approval hereof shall be made without such required further approval and (b) such amendment has been duly approved by the Board of Directors of each of Merger Sub and the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

           Section 7.8       Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or, (c) subject to applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

           Section 7.9       Procedure for Termination, Amendment, Extension or Waiver. In order to be effective, (a) any termination or amendment of this Agreement shall require the prior approval of that action by the Board of Directors of each party seeking to terminate or amend this Agreement and (b) any extension or waiver of any obligation under this Agreement or condition to the consummation of this Agreement shall require the prior approval of a duly authorized officer or the Board of Directors of the party or parties entitled to extend or waive that obligation or condition.

ARTICLE VIII

Miscellaneous

           Section 8.1       Certain Definitions.

          (a)        “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

          (b)        “Business Day” means any day, other than Saturday, Sunday or a U.S. federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

          (c)        “Company Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, operations, assets or financial condition of the Company and its Subsidiaries taken as a whole or would prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby or prevent or materially impair or delay the ability of the Company to perform its obligations hereunder; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect: any event, circumstance, change or effect resulting from or relating to (i) a change in general political, economic or financial market conditions, (ii) changes affecting the industries generally in which the Company or its Subsidiaries conduct business (except to the extent such a change has had a disproportionate effect on the Company and its Subsidiaries as compared to other Persons in the industries in which the Company and its Subsidiaries conduct their businesses), (iii) any change in Law or interpretations thereof or any change in GAAP or other accounting principles or requirements, (iv) any natural disaster, epidemic, acts of terrorism or war (except to the extent such event, circumstance, change or effect has had a disproportionate effect on the Company and its Subsidiaries as compared to other persons in the industry in which the Company and its Subsidiaries conduct their business), (v) the announcement of the execution of this Agreement or the pendency or consummation of the Merger or any other transactions contemplated hereby, (vi) any decline in the market price, or change in trading volume, of the Common Stock or (vii) compliance with the terms of this Agreement or with the prior written consent of Parent.

          (d)        “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations.

          (e)        “Covered Proposal” means a Takeover Proposal, substituting “50%” for each occurrence of “20%” in the definition of “Takeover Proposal.”

          (f)        “Hazardous Substances” means: (i) any substance that is listed, classified or regulated under any Environmental Laws; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; or (iii) any other material, chemical, pollutant, contaminant, hazardous or toxic substance, or other substance or waste that is prohibited, limited or regulated under, or that is or may become the subject of regulatory action under, any Environmental Laws.

          (g)        “Knowledge” means, when used with respect to Parent or the Company, the actual knowledge of the Persons set forth in Section 8.1(g) of the Company Disclosure Letter or Parent Disclosure Letter, as applicable.

          (h)        “Laws” means any binding domestic or foreign laws, statutes, ordinances, rules, regulations, codes or executive orders enacted, issued, adopted, promulgated or applied by any Governmental Entity.

          (i)        “Liens” means any liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances.

          (j)        “NYSE” means the New York Stock Exchange.

          (k)        “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by any Governmental Entity.

          (l)        “Parent Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, operations, assets or financial condition of Parent and its Subsidiaries taken as a whole or would prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby or prevent or materially impair or delay the ability of Parent or Merger Sub to perform its obligations hereunder; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Parent Material Adverse Effect: any event, circumstance, change or effect resulting from or relating to (i) a change in general political, economic or financial market conditions, (ii) changes affecting the industries generally in which Parent or its Subsidiaries conduct business (except to the extent such a change has had a disproportionate effect on Parent and its Subsidiaries as compared to other persons in the industry in which Parent and its Subsidiaries conduct their business), (iii) any change in Law or interpretations thereof or any change in GAAP or other accounting principles or requirements, (iv) any natural disaster, epidemic, acts of terrorism or war (except to the extent such event, circumstance, change or effect has had a disproportionate effect on Parent and its Subsidiaries as compared to other persons in the industry in which Parent and its Subsidiaries conduct their business), (v) the announcement of execution of this Agreement or the pendency or consummation of the Merger or any other transactions contemplated hereby or (vi) compliance with the terms of this Agreement or with the prior written consent of the Company.

          (m)        “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

          (n)        “Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent or the Company, as applicable, and its Subsidiaries.

          (o)        “Requisite Company Vote” means the adoption of this Agreement by the affirmative vote of holders of a majority of the outstanding shares of Common Stock, as of the record date for the Company Stockholders Meeting.

          (p)        “Subsidiary” means, when used with respect to Parent or the Company, any other Person that Parent or the Company, as applicable, directly or indirectly owns or has the power to vote or control more than 50% of any class or series of capital stock of such Person (it being understood that, for purposes of this Agreement, CAI shall not be deemed to constitute a Subsidiary of the Company).

          (q)        “Superior Proposal” means a bona fide Covered Proposal, (i) which the Board of Directors of the Company determines (after consultation with its financial advisor and outside counsel) is on terms and conditions more favorable from a financial point of view to the stockholders of the Company (other than the Principal Stockholders) than those contemplated by this Agreement, (ii) the conditions to the consummation of which are all reasonably capable of being satisfied without undue delay, and (iii) for which financing, to the extent required, is then committed or, in the judgment of the Board of Directors of the Company (after consultation with its financial advisor and outside counsel), is reasonably likely to be available.

          (r)        “Takeover Proposal” means any proposal or offer relating to (i) a merger, consolidation, share exchange or business combination involving the Company or any of its Subsidiaries representing 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of Company, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of the Company or (v) any other transaction having a similar effect to those described in clauses (i) through (iv), in each case other than the transactions contemplated by this Agreement.

          (s)        “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

          (t)        “Tax Sharing Agreement” means any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement (other than an agreement or arrangement with a third party), whether written or unwritten.

          (u)        “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties and (z) any amounts owed to any person in connection with any law relating to escheat or unclaimed property, and (ii) any liability of any other person in respect of any items described in the foregoing clause (i) as a transferee, successor, by contract, or as a result of having filed any Tax Return on a consolidated, combined, unitary or similar basis.

          Section 8.2       Interpretation. The table of contents and headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles, Sections and Exhibits shall refer to Articles and Sections of, and Exhibits to, this Agreement unless the context shall require otherwise. The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.” Unless the context shall require otherwise, any Contracts, documents, instruments or Laws defined or referred to in this Agreement shall be deemed to mean or refer to such Contracts, documents, instruments or Laws as from time to time may be amended, modified or supplemented, including (a) in the case of Contracts, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law shall be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and permitted successors and assigns.

          Section 8.3       Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Effective Time. This Section 8.3 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

          Section 8.4       Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the Laws that might otherwise govern under applicable principles of conflicts of law.

          Section 8.5       Submission to Jurisdiction. The parties to this Agreement (a) irrevocably submit to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof.

           Section 8.6       Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.6.

           Section 8.7       Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand, overnight courier service, facsimile or other electronic transmission:

If to Parent or Merger Sub, to:

Chariot Acquisition Holding LLC
c/o Fortress Investment Group LLC
1345 Avenue of the Americas, 46th floor
New York, New York 10105
Facsimile: (212) 798-6122
Email:
Attention: Randal Nardone

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile: (212) 735-2000
Email: jcoco@skadden.com
Attention: Joseph A. Coco

If to the Company, to:

Interpool, Inc.
211 College Road East
Princeton, NJ 08540
Facsimile: 609-452-8211
Email: aburns@interpool.com
Attention: Arthur L. Burns

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Facsimile: (212) 757-3990
Email: dcifu@paulweiss.com
            munderberg@paulweiss.com
Attention: Douglas A. Cifu
Mark A. Underberg

and

White & Case LLP
1155 Avenue of the Americas
New York, New York 10036-
Facsimile: (212) 354-
E-mail: wwynne@whitecase.com
            gpryor@whitecase.com
Attention: William F. Wynne, Jr.
Gregory Pryor

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication shall be effective (a) if delivered by hand, when such delivery is made at the address specified in this Section 8.7, (b) if delivered by overnight courier service, the next Business Day after such communication is sent to the address specified in this Section 8.7, or (c) if delivered by facsimile or other electronic transmission, when such facsimile or other electronic transmission is transmitted to the facsimile number or email address, as the case may be, specified in this Section 8.7 and appropriate confirmation is received.

           Section 8.8       Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

           Section 8.9       No Third-Party Beneficiaries. Except as provided in Section 5.9 and for the right of holders of Common Stock, Company Stock Awards and Warrants to receive Merger Consideration, Stock Award Consideration and Warrant Consideration pursuant to Article II, this Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.

           Section 8.10       Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

           Section 8.11       Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

           Section 8.12       Assignment. This Agreement shall not be assignable by operation of law or otherwise, except that Parent may designate, by written notice to the Company, a Subsidiary that is wholly-owned by Parent to be merged with and into the Company in lieu of Merger Sub, in which event all references in this Agreement to Merger Sub shall be deemed references to such Subsidiary, and in that case, all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such Subsidiary as of the date of such designation, mutatis mutandis.

           Section 8.13       Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy. Parent and Merger Sub acknowledge and agree that regardless of any termination of this Agreement, the Company may recover, solely through an action brought by the Company in its sole and absolute discretion, damages from Parent and Merger Sub if Parent or Merger Sub willfully or knowingly breaches this Agreement, in which event the damages recoverable by the Company for itself and on behalf of holders of Common Stock, Company Stock Awards and Warrants (without duplication) shall not be limited to expenses or out-of-pocket costs, but may include the benefit of the bargain lost by the Company and the holders of Common Stock, Company Stock Awards or Warrants taking into consideration all relevant matters. Any damages recovered in any such action brought by the Company may be retained by the Company for any corporate purpose or distributed to the holders of Common Stock, Company Stock Awards or Warrants as the Board of Directors of the Company determines in its sole and absolute discretion.

           Section 8.14       Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages, in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

           Section 8.15       Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts signed by all of the other parties.

Signature page follows

           IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

CHARIOT ACQUISITION HOLDING LLC

By: /s/ Randal Nardone
      Name: Randal Nardone
      Title:

CHARIOT ACQUISITION SUB INC.

By: /s/ Randal Nardone
      Name: Randal Nardone
      Title: President

INTERPOOL, INC.

By: /s/ Martin Tuchman
      Name: Martin Tuchman
Title: